      As filed with the Securities and Exchange Commission on July 15, 1997
                                                            Registration No. 33-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    --------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    --------
                      FIRST FINANCIAL CARIBBEAN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    --------
   COMMONWEALTH OF PUERTO RICO                           66-0312162
  (State or other jurisdiction                        (I.R.S. Employer
  of incorporation or organization)                 Identification no.)

                        1159 FRANKLIN D. ROOSEVELT AVENUE
                           SAN JUAN, PUERTO RICO 00920
                                 (787) 749-7100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                    --------
                         1997 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)

                                  SALOMON LEVIS
                             CHIEF EXECUTIVE OFFICER
                      FIRST FINANCIAL CARIBBEAN CORPORATION
                        1159 FRANKLIN D. ROOSEVELT AVENUE
                           SAN JUAN, PUERTO RICO 00920
                                 (787) 749-7100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    --------
                                   COPIES TO:
                                 IGNACIO ALVAREZ
                          PIETRANTONI MENDEZ & ALVAREZ
                        SUITE 1901, BANCO POPULAR CENTER
                             209 MUNOZ RIVERA AVENUE
                           SAN JUAN, PUERTO RICO 00918
                                    --------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
Title of securities to    Amount to be        Proposed maximum offering            Proposed maximum          Amount of
    be registered         registered(1)            price per unit(2)                   aggregate            registration
                                                                                  offering price(2)             fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value ($1.00 per             500,000                  $30 1/8                        $15,062,500            $4,565
share)                       shares
========================================================================================================================

(1)This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issued by the Registrant from time to time by virtue of stock splits, stock dividends or similar transactions involving the reclassification of the Registrant's Common Stock.

(2)Estimated solely for the purpose of calculating the registration fee on the basis of the last sales price per share of the Common Stock on July 8, 1997, as reported by the National Association of Securities Dealers Automated Quotation National Market System.

                                    PART I


                    INFORMATION REQUIRED IN THE PROSPECTUS

        Pursuant to the Note to Part I of Form S-8, the documents containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  1. The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 1996.

                  2. The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1997.

                  3. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a),13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the termination of this offering shall be deemed to be incorporated by reference in this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Certificate of Incorporation of the Company authorizes a single class of 20,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock") and 2,000,000 shares of Serial Preferred Stock, $1.00 par value (the "Serial Preferred Stock"). As of March 31, 1997, there were 9,198,730 shares of Common Stock issued and outstanding and there were no shares of Serial Preferred Stock outstanding.

         The Common Stock is traded in the over-the-counter market on the National Association of Securities Dealers Automated Quotation National Market Systems. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of Common Stock has the same relative right as, and is identical in all respects with, each other share of Common Stock. There are no cumulative voting rights for the election of directors.

         Subject to the rights of holders of any outstanding shares of Serial Preferred Stock, in the event of liquidation, dissolution or distribution of assets of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to stockholders. The Common Stock has no redemption, conversion or sinking fund privileges.

         Subject to any dividend preferences which may be established with respect to Serial Preferred Stock, the holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor.

         Holders of Common Stock do not have preemptive rights to subscribe for or purchase additional securities of the Company.

         Chase Mellon Shareholder Services, L.L.C., New York, New York, is the transfer agent and registrar for the Common Stock.

         The Certificate of Incorporation authorizes the Board of Directors to fix the designation, voting powers, preferences, limitations and relative rights of any series of the Company's Serial Preferred Stock at the time of issuance. The holders of Common Stock may be adversely affected since preferred stock issued in the future may be designated with special rights or preferences by the Board of Directors over the holders of the Common Stock as to dividends, liquidation rights, voting rights (e.g. separate class right to approve a merger or sale of substantially all the assets of the Company) and other matters. The issuance of Serial Preferred Stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         A. Article 1.02 (B) (6) of the Puerto Rico General Corporation Act (the "PR GCA") provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article Seventh of the Company's Restated Certificate of Incorporation contains such a provision.

         B. Article 4.09 of the PR GCA authorizes Puerto Rico corporations to indemnify their officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which they are or may be made parties by reason of being directors or officers. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. The Certificate of Incorporation of the Company provides that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by law. The Company also maintains directors' and officers' liability insurance on behalf of its directors and officers.

         C. Section 1 of Article IX of the Company's By-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employer or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 2 of Article IX of the Company's By-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 3 of Article IX of the By-laws further provides that to the extent a director or officer of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX of the By-laws or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         Section 6 and 7 of Article IX of the By-laws provide that indemnification provided for by Sections 1 and 2 of Article IX of the By-laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under such Sections 1 and 2 of Article IX of the By-laws.

ITEM 7.  EXEMPTIONS FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         *3.1 Restated Certificate of Incorporation of the Company, as amended to date (incorporated herein by reference to Exhibit
                  3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-17224)).

         *3.2 Bylaws of the Company, as amended to date (incorporated herein by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-17224)).

         *4.1     Common Stock Certificate (incorporated herein by reference to
                  Exhibit 4.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-17224)).

         4.2      1997 Employee Stock Option Plan.

         5        Opinion regarding legality and consent of Pietrantoni Mendez &
                  Alvarez.

         23.1 Consent of Pietrantoni Mendez & Alvarez (included in the opinion of counsel filed as Exhibit 5).

         23.2     Consent of Price Waterhouse.

         24.1     Power of Attorney included on page II-5 through II-6.

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
---------------------------
*Previously filed

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico, on the 14th day of July, 1997.

                                        FIRST FINANCIAL CARIBBEAN CORPORATION



                                             By:    /s/  Salomon Levis
                                                 ------------------------------
                                                        Salomon Levis
                                                    Chairman of the Board
                                                  and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Salomon Levis and Richard F. Bonini and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                    SIGNATURE                                           Title                               Date
                    ---------                                           -----                               ----

            /s/ Salomon Levis                                  Chairman of the Board and                 July 14, 1997
------------------------------------------                      Chief Executive Officer
                Salomon Levis

           /s/ Richard F. Bonini                          Senior Executive Vice President,               July 14, 1997
------------------------------------------                     Chief Financial Officer
               Richard F. Bonini                                  and Director


                                                            Vice President and Principal                 July 14, 1997
          /s/ Ricardo Melendez                                   Accounting Officer
------------------------------------------
              Ricardo Melendez

          /s/ A. Brean Murray                                       Director                             July 14, 1997
------------------------------------------
              A. Brean Murray

                                                                    Director
------------------------------------------
             Edgar M. Cullman, Jr.

         /s/  Frederick M. Danziger                                 Director                             July 14, 1997
------------------------------------------
              Frederick M. Danziger




                    SIGNATURE                                           Title                               Date
                    ---------                                           -----                               ----

          /s/ John L. Ernst                                           Director                           July 14, 1997
----------------------------------------
              John L. Ernst

         /s/ Zoila Levis                                              Director                           July 14, 1997
----------------------------------------
             Zoila Levis

        /s/ Victor M. Pons, Jr.                                       Director                           July 14, 1997
----------------------------------------
            Victor M. Pons, Jr.


                                INDEX TO EXHIBITS




    EXHIBIT
    NUMBER                                              DESCRIPTION
    ------                                              -----------
     3.1         --       Restated Certificate of Incorporation of FFCC, as currently in effect.(1)

     3.2         --       By-laws of FFCC, as amended.(2)

     4.1         --       Common Stock Certificate.(1)

     4.2         --       1997 Employee Stock Option Plan.

       5         --       Opinion regarding legality and consent of Pietrantoni Mendez &
                          Alvarez.

    23.1         --       Consent of Pietrantoni Mendez & Alvarez (included in the opinion of counsel filed as Exhibit 5 thereto).

    23.2         --       Consent of Price Waterhouse.

    24.1         --       Power of Attorney (included on Page II-5 through
                          II-6).


-----------------------------

(1) Incorporated herein by reference to the same exhibit number of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-17224).
(2) Incorporated herein by reference to the same exhibit number of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-17224).